March 31, 2010

Mr. Thomas S. McClenahan
40 Parker
Irvine, CA 92618

Dear Tom:
It is with great pleasure that we extend this formal offer to you to join Masimo as Vice President and Assistant General Counsel, reporting to me initially, until Masimo has hired a General Counsel. A detailed job description will be provided during your New Hire Orientation.
Terms and condition of this offer include the following:

Starting Date:	No later than April 29, 2011.

Annual Salary:	You will be paid a bi-weekly salary of $8,517.31, which for illustrative purposes only, equates to $221,450 annually.

Annual Bonus:	You will be eligible to participate in Masimo’s Bonus Plan for up to 30% of your salary based on Company and individual objectives being met.

Benefits:	Benefits including health/dental and other insurance, 401(k), vacation, holiday, and sick leave will be per Company policy. Insurance coverage will begin the first of the month following employment.

Relocation:
You agree to relocate your residence to Orange County within 90 days of your start date. The Company will reimburse you for up to $50,000 toward relocation costs in accordance with our Company relocations guidelines.

As a member of our Team, you will be eligible to receive options under Masimo’s Stock Option Plan as determined by the Board of Directors. It will be recommended to the Board to issue you an option to purchase 10,000 shares of Common Stock, vesting 20% per year over five years and exercisable at fair market value at the time the option is granted.
This offer is contingent upon your signing an Employee Confidentiality Agreement and Arbitration Agreement at the start of your employment, satisfactory verification of your references, background check and drug screening, and confirmation that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo. On your first day of employment, you must provide proof of eligibility to work in the United States.
Employment with Masimo is “at-will” and not for a specific term. This means that either you or the Company is free to terminate your employment relationship at anytime with or without reason or advanced notice. You will receive a copy of Masimo Employee Handbook during your new hire orientation. It is your responsibility to familiarize yourself with the contents of the Handbook as well as Company policies and procedures.

This letter sets forth all the terms of our offer and it supersedes all prior offers, agreements and discussions, whether written or oral. The terms of this offer cannot be modified or amended by any supervisor or by any action of Masimo except a written agreement signed by an officer of the Company.
Please acknowledge your acceptance of this offer by signing below and returning the original. If we have not received your signed acceptance by April 7, 2011, this offer will be withdrawn,
If there are any questions relative to this offer or any aspects of the Company, please feel free to contact me. We look forward to you joining our Team, and we are confident your employment will be a mutually rewarding experience.
Sincerely,

/s/ JOE KIANI	/s/ APRIL 1, 2011
Joe E. Kiani	Date
Chairman and CEO

Offer Acceptance:

/s/ THOMAS S. MCCLENAHAN	/s/ APRIL 3, 2011
Thomas S. McClenahan	Date